UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 1, 2016

INVESTORS REAL ESTATE TRUST

(Exact name of Registrant as specified in its charter)

North Dakota	001-35624	45-0311232
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1400 31st Avenue SW, Suite 60
Post Office Box 1988
Minot, ND 58702-1988

(Address of principal executive offices) (Zip code)

(701) 837-4738

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.             Other Events.

As announced on September 1, 2016, the Board of Trustees of Investors Real Estate Trust (the “Company”) authorized the redemption of some or all of its 1,150,000 outstanding shares of 8.25% Series A Cumulative Redeemable Preferred Shares (“Preferred A Shares”) from time to time, but no later than by December 31, 2016. On November 1, 2016, the Company delivered notice to holders of the Preferred A Shares that on December 2, 2016 (“Redemption Date”), it intends to redeem all 1,150,000 of the issued and outstanding Preferred A Shares at a redemption price of $25.00 per share, plus any accrued but unpaid distributions per share up to and including the Redemption Date (“Redemption Price”).

Distributions on the Preferred A Shares will cease to accrue from and after the Redemption Date. As of the Redemption Date, the Preferred A Shares will no longer be deemed outstanding and all rights of the holders of the Preferred A Shares will terminate, except the right to receive the Redemption Price without interest. All Preferred A Shares are held in book-entry form through the Depository Trust Company, or DTC, and will be redeemed in accordance with the procedures of DTC.

On October 31, 2016, the Company completed the sale of eight senior housing assets to the current tenant operators, who are affiliates of Edgewood Senior Living, Inc., pursuant to the exercise of purchase options in their leases for an aggregate sales price of approximately $43.9 million (“Asset Sale”).

Item 7.01.             Regulation FD Disclosure.

On November 1, 2016, the Company issued a press release announcing the redemption of the Preferred A Shares and the Asset Sale, as described above, which is attached hereto as Exhibit 99.1.

The information set forth in this Item 7.01, including Exhibit 99.1, is being furnished pursuant to Item 7.01 and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, and it shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or under the Exchange Act, except as expressly provided by specific reference in such a filing.

Item 9.01              Financial Statements and Exhibits

(d)   Exhibits

Exhibit
Number	Description

99.1	Press Release dated November 1, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVESTORS REAL ESTATE TRUST

Date: November 1, 2016	By:	/s/ Timothy P. Mihalick
Timothy P. Mihalick
Chief Executive Officer